Exhibit 99.1

For Immediate Release

Contact:	Jim Cheney 800-683-3395 jimchy@seig-pr.com

Date:	June 12, 2002

Blountsville, Alabama - The General Counsel for Community Bank, a subsidiary of Community Bancshares, Inc. today commented on a May 31 Federal indictment charging the owners of Morgan City Construction, Inc. of Union Grove, Alabama, with a fraud scheme related to construction projects for the bank.

William H. Caughran said he received a copy of the indictment this morning. “Upon first reading, the indictment appears to contain no information new to me. I am confident that our board of directors will want to review a document of this importance.”

Caughran said that the issues in the May 31 indictment were first brought to the attention of the bank board in July 2000. At that time, the board of directors appointed a committee to review the entire matter, including a subsequently filed shareholder derivative suit dealing with the issues.

The board committee engaged the Delaware law firm of Morris, Nichols, Arsht and Tunnell as its independent legal counsel and the Atlanta office of Ernst & Young as its independent accounting firm.

In June 2001, the board adopted the committee report making broad recommendations to address the issues. The committee reviewed the information before it and concluded, and the board agreed, that Kennon R. Patterson, Sr. had personally paid for construction on his own residence.

The company has conducted a review of its construction and renovation costs on all completed projects since 1995, including those in which Morgan City Construction was involved, in order to determine if the company and its shareholders got their money’s worth. The review shows that Community Bank’s average cost per square foot is significantly below industry norms in its region.

Community Bancshares reported earnings for the first quarter ended March 31, 2002 of $1,232,513, an increase of $427,423 over the same quarter, 2001. The earnings equal a 0.68% return on assets, an increase of 51% over the same period, 2001. The company’s return on equity for the first quarter of 2002 was 11.8%, up from 7.42% a year ago.

Community Bancshares, Inc. is a bank holding company headquartered in Blountsville, Ala. Through its subsidiaries, the company operates 20 banking offices and 12 finance company offices in North and West-Central Alabama and provides a full line of financial services to individual and corporate customers.

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